Exhibit 10.2

FINAL

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”), dated as of July 9, 2014, by and between John LaValle (“Consultant”) and Global Eagle Entertainment Inc., a Delaware corporation (the “Company”).

RECITALS

A.           Consultant has served as chief executive officer of the Company.

B.           On July 9th, 2014 Consultant’s employment by the Company ended, and Consultant entered into a Separation Agreement with the Company (the “Separation Agreement”).

C.           The Company wishes to retain Consultant as an independent contractor to perform services requested by the Company, and Consultant wishes to perform the services requested by Company, with all work to be performed and the parties’ agreement to be governed by the following terms and conditions

AGREEMENT

NOW, THEREFORE, each of the parties hereto, intending to be legally bound, agrees as follows:

1.            Engagement; Term. The Company hereby engages Consultant and Consultant hereby agrees to serve as consultant of the Company. In such capacity, Consultant shall provide the Company with such advisory and consulting as are requested from time to time by the Company (the “Services”). Consultant shall not have any authority to bind or obligate the Company with respect to third parties in any matter whatsoever. The term of effectiveness of this Agreement shall begin on the date hereof and continue until the four-month anniversary hereof (the “Term”).

2.            Compensation. In consideration for the Services provided by Consultant hereunder, Consultant shall be paid $150,000.00 payable without deduction or offset of any kind in four consecutive monthly installments of $37,500 per month beginning on July 10, 2014 (the “Compensation”). The Compensation is full and final payment for the potential or actual services rendered or to be rendered by Consultant to the Company hereunder. Regardless of the actual consulting term requested by the Company, the Compensation shall not be less than $150,000.00.

3.            Representations And Warranties. Consultant represents and warrants to the Company that (i) Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant’s undertaking this relationship with the Company, (ii) the performance of the services called for by this Agreement does not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party and (iii) Consultant has not entered into and will not enter into any agreement (whether oral or written) in conflict with this Agreement. Consultant hereby indemnifies and agrees to defend and hold harmless the Company from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys’ fees, arising out of or relating to a breach by Consultant of the foregoing representations. The foregoing indemnification shall survive the termination, for any reason, of this Agreement.

4.            Independent Contractor Status. Consultant shall act as an independent contractor performing “work for hire” and not as an agent or employee of the Company. Consultant shall not be entitled to any benefits or compensation from the Company except as set forth in this Agreement or the Separation Agreement and shall in no event be entitled to any fringe benefits payable to employees of the Company. Consultant acknowledges and agrees that it shall be Consultant’s sole obligation to report as self-employment income all compensation received by Consultant from the Company for the Services. Consultant agrees to fully indemnify the Company and hold it harmless from any payment imposed on the Company in connection with any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any payment made to Consultant by the Company for the Services.

5.            Confidential Information.

(a)           “Confidential Information” shall mean: (i) any confidential, non-public, or proprietary information concerning the business, operations or assets of the Company, its affiliates, shareholders, vendors and customers, other than Excluded Information (as defined below), that has been or in the future is disclosed to Consultant (a) in writing, including, without limitation, as graphics or visual material, (b) in electronic form, (c) by providing access (e.g., to a database or computer system), or (d) orally; and (ii) any information which may be developed or created from such information, including, without limitation, all copies, notes, summaries, reports, analyses and other material or data generated by from any such information.

(b)           Confidential Information shall not include information that: (i) is or becomes publicly available other than as a result of acts by Consultant in breach of this Agreement; (ii) was rightfully in Consultant’s possession before disclosure by the Company or any of its affiliates; or (iii) was disclosed to Consultant by a third party which Consultant has no reason to believe was bound by a confidentiality obligation. Any such Confidential Information described in this Section 6(b) shall constitute “Excluded Information.”

(c)           In the event that Consultant or any of his Representatives is requested or required by interrogatories, subpoena or civil investigative demand or similar procedures to disclose any Confidential Information, Consultant shall provide prompt written notice thereof to the Company so that it may seek a protective order or other appropriate remedy or waive compliance with the provisions hereof. In the event any such protective order is not obtained, Consultant shall furnish only that portion of the Confidential Information that it is legally required to furnish.

(d)           Consultant shall use the Confidential Information solely for the purpose of providing the Services. Consultant shall keep the Confidential Information confidential, shall not disclose to any person any of the Confidential Information in any manner whatsoever, and use the same care and discretion to avoid disclosure, publication, use or dissemination of the Confidential Information as Consultant uses with his own similar information that Consultant does not wish to disclose, publish, or disseminate, but in no case will Consultant use less than reasonable care and discretion; provided, however, that (i) Consultant may make any disclosure of information contained in the Confidential Information to which the Company gives its prior written consent and (ii) Consultant may make any disclosure permitted by Section 5(c) above. The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, limited liability company, partnership, group, individual or other entity.

(e)           Promptly upon the written request of the Company, but in any event promptly upon termination of the Services, Consultant shall return to the Company all Confidential Information. All notes, summaries, reports, analyses and other material or data generated by Consultant from, or containing or reflecting any Confidential Information shall be destroyed, and Consultant shall certify to the Company in writing as to the completeness of such destruction.

(f)            In order to preserve and protect the Company’s Confidential Information, Consultant hereby agree as follows:

(i)           During the Term, Executive will not, either directly or indirectly, participate in any Restricted Business. For purposes of this Agreement, (A) the term “Participate” means to have any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise provided that the term “Participate” shall not include ownership of less than two percent (2%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as the Company or such Consultant does not have any active participation in the business or management of such entity; and (B) the term “Restricted Business” means any enterprise, business or venture anywhere within the United States of America and/or any other geographic areas in which the Company transacted business within the twelve (12) month period prior to the termination of the Term, which is active in the provisioning of inflight entertainment content and/or connectivity solutions and services.

(ii)           During the Term and thereafter until the first (1st) anniversary of the termination of the Term, Consultant will not, either acting jointly or individually, induce or attempt to induce any employee of the Company or any of its affiliates to leave such entity’s employ or in any way interfere with the relationship between the Company or its affiliates or successors and any of their employees.

(iii)           During the Term, Consultant will not, either acting jointly or individually, induce or attempt to induce any supplier, licensee, licensor, franchisee, customer or other business relation of the Business (“Customer or Business Relation”) to cease doing business with the Company or any of its affiliates or in any way interfere with the relationship between any member of the Company or any such Customer or Business Relation. Following the Term, Consultant will not, either acting jointly or individually, use any Confidential Information to induce or attempt to induce any Customer or Business Relation to cease doing business with the Company or any of its affiliates or in any way interfere with the relationship between any member of the Company or any such Customer or Business Relation.

(iv)           The Company would suffer irreparable harm from a breach of any of the covenants or agreements contained in this Section 5(f). In the event of an alleged or threatened breach by Consultant of any of the provisions of this Section 5(f), the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the time periods described above will be tolled with respect to Consultant until such alleged breach or violation is resolved. The Consultant agrees that the restrictions in this Section 5(f) are reasonable protections under the circumstances of the payment of the severance amounts set forth herein. If, at the time of enforcement of any of the provisions of this Section 5(f), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Consultant agrees that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

6.            General.

(a)           This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the engagement of the Consultant and replaces any previous agreement and/or communications between the parties, whether written or oral, and may be amended only by a written instrument executed by both parties; provided, however, that nothing herein shall replace, supersede or derogate from any of the provisions of the Separation agreement, which remain in full force and effect.

(b)           No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement or operate as a waiver of any breach.

(c)           Consultant shall not assign or delegate his rights or duties to a third party.

(d)           All notices and requests required or authorized hereunder shall be given in writing by personal delivery to the party to whom notice is to be given, or sent by registered mail or recognized overnight courier and its address set forth below the party’s signature below or by facsimile (if electronically confirmed).

(e)           If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction, (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, and (iii) the parties shall endeavor, in good faith negotiations, to replace the invalid or unenforceable provisions with valid and enforceable provisions, the economic effect of which come as close as possible to that of the invalid or unenforceable provisions.

(f)           This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. This Agreement does not create any rights, claims or benefits inuring to any person or entity that is not a party hereto nor create or establish any third party beneficiary hereto, except for the Company’s affiliates with respect to Section 5.

(g)           This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

(h)           The parties hereto have participated jointly in the negotiation and drafting of the Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.            Governing Law; Arbitration.

(a)           This Agreement shall be governed by the laws of the State of California applicable to contracts entered into in, and to be performed wholly within, the State of California.

(b)           Any dispute, controversy or claim arising out of or connected with this Agreement, its interpretation or the breach thereof, including the arbitrability of such dispute, controversy or claim, shall be settled by final and binding arbitration in front of a single arbitrator venued in the County of Los Angeles, California, in accordance with the rules governing the resolution of employment disputes of the American Arbitration Association, and judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that nothing herein shall be construed to prohibit the Company or Consultant from seeking in any court of competent jurisdiction any injunctive relief to which it is entitled hereunder.

[signature page follows]

FINAL

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on the date first written above.

John LaValle

By:	/s/ John LaValle

Address:
1171 Westbend Road

Westlake Village, CA 91362

Global Eagle Entertainment Inc.

By:	/s/ Jay Itzkowitz

Name:	Jay Itzkowitz

Title:	SVP General Counsel, Secretary

Address:
4553 Glencoe Avenue, Suite 300
Marina Del Rey, CA 90292

[Signature Page to Consulting Agreement]